Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Fourth-Quarter

and Full-Year Financial Results for 2015

CHESTERFIELD, MO, March 24, 2016 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the fourth quarter and full year of 2015.

Fourth-Quarter Results

Reliv reported net sales of $12.3 million for the fourth quarter of 2015, compared with net sales of $14.1 million for the fourth quarter of 2014. U.S. net sales decreased by 12.1 percent for the quarter compared with the same quarter in 2014. Net sales outside of the United States declined 14.9 percent in the fourth quarter of 2015 compared to the prior-year quarter, with 7.3 percent of that decline due to the impact of foreign currency fluctuation as the result of a stronger U.S. dollar.

Reliv reported a net loss of $206,000, or $0.02 per diluted share, for the fourth quarter of 2015 compared with net income of $998,000, or $0.08 per diluted share, for the fourth quarter of 2014. The fourth quarter of 2014 was favorably impacted by an income tax benefit of $575,000 primarily due to recognition of a deferred tax benefit of $758,000 related to the release of a valuation allowance on net operating loss carryforwards in a European subsidiary. The loss from operations for the fourth quarter of 2015 was $209,000 compared with income from operations of $513,000 in the same quarter of 2014.

Full-Year Results

Reliv reported net sales of $51.8 million for 2015 compared with net sales of $57.3 million in 2014. U.S. net sales decreased to $40.4 million from $43.3 million, a decline of 6.8 percent.

Net sales in Reliv’s foreign markets for 2015 decreased 18.8 percent compared with net sales for 2014, with 8.3 percent of the decline due to the impact of foreign currency fluctuation as the result of a stronger U.S. dollar. The decline in net sales in Europe represented a significant portion of the decrease in foreign sales. Net sales in Europe declined by 25.4 percent in 2015 compared to the prior year, with 5.8 percent of that decline due to the impact of foreign currency fluctuation.

The net loss for 2015 was $1.2 million (loss per diluted share of $0.10) compared to net income of $725,000 (earnings per diluted share of $0.06) in 2014. Net income for 2014 was favorably impacted by the income tax benefit in the European subsidiary as previously noted. The loss from operations for 2015 was $1.3 million compared to income from operations of $96,000 in 2014. Selling, general and administrative expenses were $23.5 million versus $25.0 million in 2014, as the full effect of cost reductions implemented in the latter half of 2014 helped offset the impact of the sales decline.

“The results of the fourth quarter and all of 2015 are not acceptable. In order to put us back on an upward trajectory we have restructured our distributor compensation to make the home-based business opportunity more attractive,” said Robert L. Montgomery, Chairman and Chief Executive Officer. “The previously announced changes to our compensation plan took effect on February 1, 2016. These updates represent a key initial step in our strategy for 2016 and beyond.”

Announced by Reliv last November, the updated distributor compensation plan adjusted profit level qualifications for distributors and introduced a new preferred customer program.

“The new profit level qualifications simplify the compensation structure and provide a clearer, more achievable path to advancement,” Montgomery said. “We know from past success that this approach works, and we anticipate a greater number of distributors achieving higher ranks within the plan and driving personal and company-wide sales growth.”

Reliv had cash and cash equivalents of $3.3 million as of December 31, 2015, a decrease of $1.7 million from the balance as of December 31, 2014. In September 2015, Reliv entered into a term loan with Enterprise Bank & Trust in the principal amount of $3.25 million and a revolving credit facility with available borrowing capacity of $3.5 million. The proceeds of the new term loan were used to pay off the outstanding balance of principal and accrued interest under its prior term loan and revolving credit facility with BMO Harris Bank N.A.

As of December 31, 2015, Reliv had 44,590 distributors – a decrease of 7.0 percent from December 31, 2014 – of which 6,200 are Master Affiliate level and above. The number of Master Affiliates decreased by 13.0 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

-- FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
	December 31	December 31
	2015	2014
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$3,262,263	$4,989,392
Accounts receivable, less allowances of
$30,200 in 2015 and $26,300 in 2014	89,376	265,530
Accounts and note due from employees and distributors	134,668	121,208
Inventories	5,172,722	5,177,465
Other current assets	1,140,680	979,615

Total current assets	9,799,709	11,533,210

Other assets	5,386,549	5,462,855
Intangible assets, net	2,655,647	2,925,775
Net property, plant and equipment	6,419,127	6,925,970

Total Assets	$24,261,032	$26,847,810

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$3,937,752	$5,187,057
Current portion of long-term debt	781,505	697,423
Long-term debt - noncurrent	3,159,575	3,547,267
Other noncurrent liabilities	499,705	418,785
Stockholders' equity	15,882,495	16,997,278

Total Liabilities and Stockholders' Equity	$24,261,032	$26,847,810

Consolidated Statements of Operations

	Three months ended December 31		Year ended December 31
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Product sales	$11,358,169	$13,034,829	$47,759,553	$52,902,254
Handling & freight income	936,521	1,055,382	4,009,304	4,442,705

Net Sales	12,294,690	14,090,211	51,768,857	57,344,959

Costs and expenses:
Cost of products sold	2,840,281	2,802,326	11,086,152	11,657,728
Distributor royalties and commissions	4,361,219	5,117,201	18,410,190	20,542,905
Selling, general and administrative	5,301,996	5,657,864	23,546,926	25,048,596

Total Costs and Expenses	12,503,496	13,577,391	53,043,268	57,249,229

Income (loss) from operations	(208,806)	512,820	(1,274,411)	95,730

Other income (expense):
Interest income	28,036	31,495	117,027	131,503
Interest expense	(26,379)	(24,453)	(113,881)	(100,142)
Other income (expense)	36,032	(96,539)	(191,402)	(150,522)

Income (loss) before income taxes	(171,117)	423,323	(1,462,667)	(23,431)
Provision (benefit) from income taxes	35,000	(575,000)	(238,000)	(748,000)

Net income (loss)	($206,117)	$998,323	($1,224,667)	$724,569

Earnings (loss) per common share - Basic	($0.02)	$0.08	($0.10)	$0.06
Weighted average shares	12,919,000	12,667,000	12,870,000	12,666,000

Earnings (loss) per common share - Diluted	($0.02)	$0.08	($0.10)	$0.06
Weighted average shares	12,919,000	12,730,000	12,870,000	12,811,000

Reliv International, Inc. and Subsidiaries

Net sales by Market

(in thousands)

	Three months ended December 31,				Change From
	2015		2014		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$9,554	77.7%	$10,870	77.1%	$(1,316)	-12.1%
Australia/New Zealand	296	2.4%	381	2.7%	(85)	-22.3%
Canada	269	2.2%	374	2.7%	(105)	-28.1%
Mexico	152	1.3%	189	1.3%	(37)	-19.6%
Europe	1,541	12.5%	1,772	12.6%	(231)	-13.0%
Asia	483	3.9%	504	3.6%	(21)	-4.2%

Consolidated total	$12,295	100.0%	$14,090	100.0%	$(1,795)	-12.7%

Net sales by Market

(in thousands)

	Year ended December 31,				Change From
	2015		2014		Prior Year

	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$40,385	78.0%	$43,323	75.5%	$(2,938)	-6.8%
Australia/New Zealand	1,280	2.5%	1,642	2.9%	(362)	-22.0%
Canada	1,297	2.5%	1,367	2.4%	(70)	-5.1%
Mexico	719	1.4%	796	1.4%	(77)	-9.7%
Europe	6,192	12.0%	8,301	14.5%	(2,109)	-25.4%
Asia	1,896	3.6%	1,916	3.3%	(20)	-1.0%

Consolidated total	$51,769	100.0%	$57,345	100.0%	$(5,576)	-9.7%

The following table sets forth, as of December 31, 2015 and 2014, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. The active distributor count for Europe includes our preferred customers in France. This program began in mid-2013 and the Europe active distributor count as of December 31, 2015 and 2014 includes France preferred customers of 3,053 and 2,945, respectively.

Active Distributors and Master Affiliates and above by Market

	As of 12/31/2015		As of 12/31/2014		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above

United States	32,270	4,740	34,650	5,360	-6.9%	-11.6%
Australia/New Zealand	1,170	140	1,300	150	-10.0%	-6.7%
Canada	1,200	230	1,200	250	0.0%	-8.0%
Mexico	1,220	110	1,130	140	8.0%	-21.4%
Europe	6,300	650	7,640	890	-17.5%	-27.0%
Asia	2,430	330	2,050	340	18.5%	-2.9%

Consolidated total	44,590	6,200	47,970	7,130	-7.0%	-13.0%